Exhibit 99.1

	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer OshKosh B'Gosh, Inc. 920-232-4140

OR

Michael L. Heider Vice President Finance, Treasurer and Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4418
For Immediate Release
	CONTACT:	Investor Relations Cara O'Brien/Melissa Myron/Rachel Albert Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS FIRST QUARTER 2005 RESULTS
Gross Margin Improved 80 Basis Points
Comparable Store Sales Increased 7.8%

Oshkosh, WI -- April 20, 2005 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its first quarter ended April 2, 2005.

Net sales increased 6.3% to $84.5 million compared to $79.5 million last year. This increase was driven primarily by a 7.8% comparable store sales increase at the Company's outlet locations. Retail net sales were $51.5 million versus $46.5 million and wholesale net sales were $32.0 million versus $32.1 million last year. During the quarter, the Company closed five outlet stores and ended the quarter with 170 total retail locations.

Gross margin increased 80 basis points to 39.5% from 38.7%. The improvement is primarily a result of a lower level of markdowns in Company-operated retail stores and an increasing proportion of retail store sales to total Company net sales. Selling, general and administrative expenses were $37.5 million, or 44.3% of net sales, compared to $36.6 million, or 46.0% of net sales. Net loss was $0.5 million, or $0.04 per diluted share, compared to a net loss of $1.2 million, or $0.10 per diluted share, last year. Results for the first quarter of fiscal 2004 include a $1.1 million pre-tax gain on the sale of a distribution facility. Excluding this one-time gain, last year's after tax net loss totaled $1.9 million, or $0.16 per diluted share.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "The positive trends we experienced at the end of 2004 continued during the first quarter and helped us meet our top line growth target. In our outlet stores, we again improved sell-through and increased our average unit selling price, thereby driving solid comparable store sales. We successfully merchandised our retail locations with more compelling assortments and our customers continue to respond positively to our elevated product offering. Product sell-through with our key wholesale customers also continued its positive trend. In addition, we are very satisfied with the progress of our 'Genuine Kids from OshKosh' sub-brand at Target and look forward to further building this strong partnership throughout 2005."

While the momentum generated in last year's fourth quarter has continued, the Company has made a strategic decision to eliminate one of three wholesale deliveries that typically occurs in the second quarter. The Company determined this particular shipment, which falls at a highly promotional time in the retail calendar, was not contributing to growth in long term brand equity. As such, the Company currently anticipates its second quarter diluted earnings per share will be at or slightly below the prior year's result. This operating target assumes a moderate improvement in the outlet business that will be offset by lower wholesale sales resulting from the aforementioned discontinued shipment.

"While the decision to eliminate a wholesale delivery in the second quarter will impact our top line somewhat in the short term, we believe it is beneficial to our business and will ultimately help improve our profitability in the long term." Mr. Hyde concluded, "The strategies we have implemented to turn around our core businesses have proven successful and generated positive year-over-year results. Now that our core businesses are stabilized, we must build upon these initiatives to generate sustainable top line growth and drive further success. To accomplish this goal, we will focus on refining our children's lifestyle store concept as well as developing partnerships, such as the one with Target, that will leverage the strength of our brand. To this end, our strong, debt-free balance sheet provides a solid platform from which to grow."

OshKosh B'Gosh will host a webcast of its first quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of businesses for 2005 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "guidance", "project", "anticipate", "reaffirm","outlook", "the Company believes", "management expects", "currently anticipates", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, price deflation in the apparel industry, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products into the United States under current and future customs and quota rules and regulations which are becoming more stressed, risks associated with importing its products using a global transportation matrix including a number of ports that are experiencing capacity constraints and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations including global disease management; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Africa, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
 (Unaudited)

	Net Sales (Dollars in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
April 2, 2005	$32.0	$51.5	$1.0	$84.5
April 3, 2004	32.1	46.5	0.9	79.5

Increase (decrease)	$(0.1)	$5.0	$0.1	$5.0

Percent increase (decrease)	(0.3%)	10.8%	11.1%	6.3%

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	April 2, 2005	January 1, 2005*

	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,575	$3,608
Investments	25,400	34,070
Accounts receivable, net	15,725	12,428
Inventories	54,086	61,044
Prepaid expenses and other current assets	10,070	10,242
Deferred income taxes	6,950	7,750

Total current assets	117,806	129,142

Property, plant and equipment	82,098	81,880
Less accumulated depreciation and amortization	54,456	52,750

Net property, plant and equipment	27,642	29,130

Non-current deferred income taxes	1,350	950
Other assets	5,161	5,168

Total assets	$151,959	$164,390

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,922	$18,169
Accrued liabilities	28,875	33,197

Total current liabilities	39,797	51,366

Deferred rent	3,965	4,037
Employee benefit plan liabilities	11,078	11,253

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	96	95
Class B	22	22
Additional paid-in capital	4,629	3,726
Retained earnings	94,710	96,426
Unearned compensation under restricted stock plan	(2,338)	(2,535)

Total shareholders' equity	97,119	97,734

Total liabilities and shareholders' equity	$151,959	$164,390

*Condensed from audited financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three-Month Period Ended

	April 2, 2005	April 3, 2004

Net Sales	$84,496	$79,507

Cost of products sold	51,138	48,709

Gross profit	33,358	30,798

Selling, general and administrative expenses	37,460	36,594
Royalty income, net	(3,311)	(2,863)
Gain on sale of assets	(3)	(1,037)

Operating loss	(788)	(1,896)

Other income (expense):
Interest expense	(47)	(49)
Interest income	135	67
Miscellaneous	(7)	9

Other income (expense) -- net	81	27

Loss before income taxes	(707)	(1,869)

Income taxes (benefit)	(255)	(673)

Net loss	$(452)	$(1,196)

Net loss per common share
Basic -- Class A	$(0.04)	$(0.10)
Basic -- Class B	$(0.04)	$(0.10)
Diluted -- Class A	$(0.04)	$(0.10)
Diluted -- Class B	$(0.04)	$(0.10)

Weighted average common shares outstanding
Basic -- Class A	11,785	11,693
Basic -- Class B	11,785	11,693
Diluted -- Class A	11,785	11,693
Diluted -- Class B	11,785	11,693

Cash dividends per common share
Class A	$0.110	$0.110
Class B	$0.095	$0.095

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three-Month Period Ended

	April 2, 2005	April 3, 2004

Cash flows from operating activities
Net loss	$(452)	$(1,196)
Depreciation and amortization	1,889	1,620
Deferred income taxes	400	450
Income tax benefit from stock options exercised	137	2
Items in net loss not affecting cash and cash equivalents	19	(1,186)
Changes in current assets	3,833	1,180
Changes in current liabilities and deferred rent	(11,641)	(6,954)

Net cash used in operating activities	(5,815)	(6,084)

Cash flows from investing activities
Additions to property, plant and equipment	(309)	(945)
Proceeds from disposal of assets	3	1,869
Sale of investments	8,670	7,610
Changes in other assets	(85)	(120)

Net cash provided by investing activities	8,279	8,414

Cash flows from financing activities
Dividends paid	(1,263)	(1,259)
Net proceeds from issuance of common shares	766	19

Net cash used in financing activities	(497)	(1,240)

Net increase in cash and cash equivalents	1,967	1,090

Cash and cash equivalents at beginning of period	3,608	3,456

Cash and cash equivalents at end of period	$5,575	$4,546